SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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I-many, Inc.

(Name of Registrant as Specified In Its Charter)

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Filed by I-many, Inc.

Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934.

Subject Company: I-many, Inc.

Commission File No.: 000-30883

Frequently Asked Questions

Q. Why is I-many selling its Health & Life Sciences business?

A. I-many made a strategic decision to sell its Health & Life Sciences business to focus exclusively on furthering its leadership in the enterprise contract management solutions space across multiple industries.

Q. When is the sale expected to close?

A. The sale is expected to close near the end of Q3 2003, subject to approval by I-many’s shareholders and satisfaction of other customary closing conditions.

Q. What is the strategic fit between the two companies?

A. Neoforma has a strong presence on the buy-side (hospitals). I-many has a dominant presence on the sell-side (manufacturers). The combined solutions clearly connect the health and life sciences industry supply chain and are expected to create greater value for the customers of both companies.

Neoforma’s primary product offering is an integrated set of supply chain management solutions for the healthcare industry. It recently launched the latest version of Neoforma Contract Management SolutionTM (CMS), a Web-based solution that enables hospitals to drive down supply costs through improved contract optimization, fewer price discrepancies and faster, better informed decision making. I-many Health & Life Sciences products are widely recognized as industry standards for complex contract rebate management and will complement the Neoforma offering.

Q. Who is Neoforma?

A. Neoforma is a leading provider of supply chain management solutions for the healthcare industry. Neoforma’s comprehensive solution set makes it possible for hospitals and suppliers to increase control and accountability, improve communication and enhance strategic planning across organizational boundaries and supply chain business processes.

Q. What does Neoforma do?

A. Neoforma’s Web-based supply chain management solutions enable collaboration between hospitals and suppliers, delivering operational efficiencies and significant cost savings for each. Its integrated set of supply chain management solutions include:

-	Neoforma Order Management Solution™ (OMS)

-	Neoforma Contract Management Solution™ (CMS)

-	Neoforma Materials Management Solution™ (MMS)

-	Neoforma Data Management Solution™ (DMS)

Q. How many customers does Neoforma have?

A. Neoforma serves over 1,450 hospital and supplier customers.

Q. Who are their customers?

A. Neoforma’s customer base includes hospitals, suppliers and GPOs. Hospital customers include Cedars-Sinai Health System, Ochsner Clinic Foundation, BJC Healthcare and major suppliers such as AmeriSource, Cardinal, Sysco, ALARIS, Bayer, Philips, Tyco, Xerox and 3M.

Q. How many employees does Neoforma have?

A. Neoforma has approximately 260 employees (prior to the sale).

Q. Where can I find more information on Neoforma?

A. For more information, visit the Neoforma web site at www.neoforma.com.

Neoforma & You

Q. What does the sale mean to me and how do I benefit?

A. I-many’s Health & Life Sciences customers and partners are expected to benefit from Neoforma’s complementary product portfolio and deep healthcare supply chain experience. Neoforma plans to continue to invest in and support current I-many Health & Life Sciences products and I-many’s product roadmap. All currently committed product releases and customer implementations are being funded for on-time delivery. The I-many Health and Life Sciences product, technology, engineering, professional service and client service organizations will be transferred to Neoforma largely in their entirety to ensure a seamless support transition for I-many customers.

Q. To whom do we pay maintenance going forward?

A. You will be notified with maintenance payment information when the sale closes, which is expected to be sometime in the latter part of Q3 2003. At present, please continue to make payments to I-many.

Q. Will the I-many product release schedule or roadmap change?

A. No. Neoforma plans to continue to invest in and support all of I-many’s Health and Life Sciences business’ current products and committed product roadmap. All currently committed product releases and customer implementations are being funded for on-time delivery.

Q. Whom do I contact for support?

A. Please continue to contact I-many with all support requests. The majority of the I-many client service, professional service, training and other support personnel that you currently work with will still be available to you following the close of the sale.

Q. Will the level of my support change?

A. No. You can still expect to receive the same level of high quality service you have come to expect from I-many.

Q. Whom do I contact for additional information?

A. Please feel free to contact your I-many Account Executive with any questions or comments you may have. For your convenience, our toll-free telephone number is: 800-832-0228.